Nastech Announces First Quarter 2008 Financial Results

Bothell, Wash., May 8, 2008 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended March 31, 2008.

Revenue for the three months ended March 31, 2008, was $1.3 million, compared to $5.0 million for the three months ended March 31, 2007. The 2008 period included $0.1 million in government grant revenue and $0.5 million in Nascobal® product sales. The $0.7 million in license and research fee revenue was primarily related to amortization of deferred revenue from a $2.0 million payment received in 2005 from QOL Medical and revenue from feasibility program partners. The 2007 period primarily included revenue from the Company’s collaborations with Procter & Gamble Pharmaceuticals, Inc. and Novo Nordisk A/S.

Net loss for the current quarter was approximately $16.5 million or $0.63 per share, as compared to a net loss of $11.5 million or $0.47 per share for the prior year period. The increase in net loss from the prior year period was primarily due to lower revenue and $1.9 million in restructuring charges, discussed below.

Research and development expenses for the first quarter of 2008 were approximately $10.9 million, a decrease of $2.0 million versus the first quarter of 2007. In 2007, Nastech initiated Phase 2 clinical trials to evaluate its PYY(3-36) nasal spray in obese patients and its rapid acting insulin nasal spray in patients with type 2 diabetes, an efficacy and safety study to evaluate its PTH(1-34) nasal spray for the treatment of osteoporosis and a Phase 1 study for its carbetocin nasal spray for patients with autism, causing a related increase in R&D expenses. Nastech discontinued its PTH(1-34) clinical trial in the first quarter of 2008. Selling, general and administrative expenses increased by $0.5 million to approximately $4.8 million for the first quarter of 2008 in comparison to the prior year period, due primarily to increased patent legal expenses, partially offset by reduced personnel-related expenses as management continued to implement its restructuring and cost containment efforts. Nastech recorded a restructuring charge in the first quarter of 2008 of $1.9 million, primarily comprised of employee severance and related costs of approximately $1.6 million (of which approximately $0.6 million was paid in the first quarter 2008 and the remainder will be paid in second quarter 2008) and $0.3 million in net clinical trial termination fees related to the termination of the Company’s PTH(1-34) clinical trial as discussed above.

Nastech ended the first quarter of 2008 with approximately $24.1 million in cash, cash equivalents and short term investments, compared to $41.6 million at the end of 2007, including $2.2 million in restricted cash at each date. In April 2008, Nastech raised net proceeds of approximately $7.2 million in a registered direct offering, adding to the balances reported above at the end of the first quarter.

CORPORATE HIGHLIGHTS

•	Announced corporate restructuring to reduce costs and bring resources and staff into alignment to achieve key corporate objectives for 2008,

•	Received approximately $7.2 million, net, in a registered direct offering,

•	Initiated U.S. arm of Phase 2 study with the Company’s rapid acting intranasal insulin for diabetes. Final Phase 2 data to be reported at the 68th Scientific Sessions meeting of the American Diabetes Association in San Francisco in June,

•	Completed enrollment of the Phase 2 clinical trail in PYY(3-36) for obesity. Final Phase 2 data to be presented in October,

•	Filed 83 U.S. and European patents pertaining to RNAi,

•	Appointed Scientific Advisory Board for MDRNA Research, Inc., formerly MDRNA, Inc., the Company’s wholly owned RNAi subsidiary,

•	Engaged BMO Capital Markets as Nastech’s strategic advisor to assist the Company in identifying a partner or partners to further develop and commercialize the Company’s intranasal programs through either a sale or licensing transaction.

Conference Call and Webcast Information

Management will host a conference call to review first quarter financial results for the period ended March 31, 2008, and recent business developments. The call is scheduled for today, May 8, 2008, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 800-638-5439 and international callers should dial 617-614-3945. The access code for the live conference call is 67443467. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The access code for the replay is 97916996.

Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s Web site several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

About Nastech

Nastech is a clinical stage biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products based on its proprietary ribonucleic acid interference technology and its proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including diabetes, obesity, osteoporosis, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech or a subsidiary to obtain additional funding; (ii) the ability of Nastech or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Nastech, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Nastech, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of Nastech, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@nastech.com

Financial Tables Follow

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2007	2008
	(Unaudited)
Revenue
License and research fees	$4,672	$682
Government grants	100	93
Product revenue	220	488

Total revenue	4,992	1,263

Operating expenses:
Cost of product revenue	59	164
Research and development	12,874	10,926
Selling, general and administrative	4,285	4,802
Restructuring	—	1,917

Total operating expenses	17,218	17,809

Loss from operations	(12,226)	(16,546)
Other income (expense):
Interest income	957	293
Interest and other expense	(271)	(265)

Net Loss	$(11,540)	$(16,518)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.47)	$(0.63)

Shares used in computing net loss per share - basic and diluted	24,549	26,211

	December 31,	March 31,
Selected Balance Sheet Data (In Thousands)	2007	2008
		(Unaudited)
Cash, cash equivalents and investments (includes restricted cash of $2,155)	$41,573	$24,122
Accounts receivable, net	324	353
Property and equipment, inventories and other assets	19,719	18,993
Total assets	61,616	43,468
Working capital	31,111	15,881
Accumulated deficit	(194,865)	(211,383)
Stockholders’ equity	39,220	24,124